EXHIBIT 99.1

For Release 1:00 PM PDT
October 23, 2003

Western Wireless Announces Third Quarter 2003 Financial Results

     BELLEVUE, Wash. (October 23, 2003) – Western Wireless Corporation (NASDAQ: WWCA), a leading provider of wireless communications services to rural America, announced today its operating results for the quarter ended September 30, 2003.

     “Western Wireless had a fantastic third quarter,” said John W. Stanton, Chairman and Chief Executive Officer of Western Wireless Corporation. “We posted outstanding financial results for the quarter, highlighted by solid revenue growth, record domestic Adjusted EBITDA, and our first quarter of positive Adjusted EBITDA in our international segment. We took a number of important steps that have allowed us to reduce debt and improve our capital structure, and we now support GSM services in selected markets as we continue our GSM overlay. We are well positioned to meet our financial goals for 2003.”

     Third Quarter 2003 Highlights

•	Domestic subscriber revenue increased 20% (after including certain USF amounts – see discussion below) over the third quarter of 2002, to $187.1 million.

•	Domestic roamer revenue for the quarter was $61.1 million, a 12% increase over the second quarter of 2003.

•	Record domestic Adjusted EBITDA of $112.6 million, a 20% increase from the same period last year (see attached schedule of Adjustments to Reconcile Net Income (Loss) to Adjusted EBITDA).

•	Domestic free cash flow for the nine months ending September 30, 2003 is up 30% from the same period last year (see attached schedule of Adjustments to Reconcile Net Cash Provided By (Used In) Operating Activities to Free Cash Flow).

•	First quarter of positive Adjusted EBITDA for Western Wireless International, with $16.8 million in Adjusted EBITDA.

•	Record Consolidated Adjusted EBITDA of $129.4 million, an increase of 53% over the third quarter of 2002.

•	Total mobile customers for Western Wireless International’s six consolidated businesses surpassed 1 million during the quarter.

•	Substantial refinancing activities that lowered total debt, deferred future principal amortization obligations, and provided additional flexibility under certain financial covenants.

     Western Wireless reported consolidated total revenue of $401 million for the third quarter, a 31% increase over the third quarter of 2002. Consolidated net loss for the quarter was $18.5 million or $0.23 per basic and diluted share. Consolidated Adjusted EBITDA increased to $129.4 million, a 53% increase from the same quarter last year.

     Domestic Results

     Domestic operating results are highlighted by robust revenue growth and record Adjusted EBITDA. Subscriber revenue for the quarter was $187.1 million, an increase of 20% over the third quarter of 2002. Beginning in the third quarter, Western Wireless is including as subscriber revenue amounts collected from its customers for federal and state universal service fund assessments. The subsequent remittances to the universal service fund are recorded in general and administrative costs. The inclusion of these USF amounts in subscriber revenue was made in response to a recent trend in the wireless industry supporting this practice. Because the amount was not material in prior periods, Western Wireless has not changed prior periods. The USF amounts contributed $6.7 million to subscriber revenue in the third quarter. Subscriber revenue per average subscriber for the quarter was $50.35. This is an increase of $5.87, or 13%, over the third quarter last year. About $1.80 of the increase is the result of the USF amounts. Roamer revenue increased 12% sequentially to $61.1 million, which is flat compared to the third quarter of 2002. Strong revenue growth contributed to record Adjusted EBITDA of $112.6 million, a 20% increase from the same quarter last year. Adjusted EBITDA is not affected by the USF amounts.

     Subscriber additions were similarly strong during the third quarter. Improved gross subscriber additions and consistent churn contributed to net subscriber additions of 21,000. Churn for the quarter averaged 2.4% per month. Western Wireless closed on the sale of the Arizona 6 RSA during the third quarter, which resulted in the disposition of 6,100 subscribers. As a result, total subscribers at the end of the quarter were 1,246,100.

     The average monthly cost of serving a subscriber (cost of service plus general and administrative expenses) was $25.00 per subscriber for the third quarter, an increase of just over 4% from the third quarter of 2002. The average monthly cost of serving a subscriber includes $1.80 attributable to the USF amounts. On a per minute of use basis, the average monthly cost of serving a subscriber was 4.5 cents, down 15% from the third quarter of 2002. Cost per gross subscriber addition (or CPGA, determined by dividing the sum of sales and marketing costs and cost of equipment sales, reduced by equipment sales, by the number of gross subscriber additions for the quarter) was $391 for the quarter. Western Wireless includes digital handset subsidies incurred in retaining existing subscribers in its subscriber acquisition costs. Retention costs for the quarter included in CPGA were $63.

     Capital expenditures for the quarter were $37.7 million. Western Wireless continues to expand digital capabilities throughout its network. Approximately 60% of the population in Western Wireless’s service territory now has access to digital service. At the end of the third quarter, over 70% of subscribers utilized digital services, and over 80% of network minutes were digital. Western Wireless completed the first phase of its GSM overlay during the third quarter and now has GSM capabilities in nearly 20% of the sites in which GSM has been planned.

     Western Wireless completed several important transactions during the third quarter that have resulted in an improved credit and liquidity profile. In July 2003, Western Wireless completed an offering of $600 million in Senior Notes due 2013. Concurrent with the offering, Western Wireless executed an amendment to its existing senior credit facility that resulted in a partial prepayment and provided additional flexibility under certain financial covenants. Using proceeds from the Senior Notes offering along with proceeds from the sale of Western’s interest in its Croatian wireless business and proceeds from the offering of $115 million in Convertible Subordinated Notes due 2023 completed in June 2003, Western Wireless prepaid $400 million of its senior credit facility and redeemed all amounts outstanding under the 10 1/2% Senior Subordinated Notes due 2006 and 2007.

     Primarily as a result of the redemption of the Senior Subordinated Notes, domestic results include a loss on extinguishment of debt of $16.9 million. This is a one-time charge that does not affect on-going operating results.

     International Results

     Total revenue for Western Wireless International’s (“WWI”) six consolidated businesses was $140.8 million for the quarter, an increase of 81% over the third quarter of 2002. Adjusted EBITDA for the international segment for the quarter was $16.8 million, compared to an Adjusted EBITDA loss of $8.9 million for the third quarter of 2002.

     Net customer additions for the international consolidated businesses totaled 117,600 for the quarter, bringing total international consolidated customers to 1,019,700, an increase of 63% over the third quarter of 2002. During the third quarter, WWI’s Austrian business, tele.ring, added 77,900 mobile customers and finished the quarter with 517,600 mobile customers. WWI’s Irish business, Meteor Mobile, added 18,600 mobile customers during the quarter, and ended the quarter with 156,000 mobile customers. WWI also had 160,800 fixed line customers, primarily in its tele.ring operations in Austria.

     WWI results include a loss on extinguishment of debt of $4.3 million. This charge reflects costs associated with obtaining an amendment to the Slovenian credit facility. This is a one-time, non-cash charge that does not affect on-going operating results. The amendment to the Slovenian credit facility has been completed on terms consistent with those previously disclosed.

     Conference Call

     On October 23, 2003 at 1:30 p.m. PDT, Western Wireless will host a conference call to discuss third quarter financial results. The dial-up number for the call is 888/396-9185. The access code is the phrase “Western Wireless”. A separate dial-up replay number will be available beginning at 3:30 p.m. PDT on October 23, 2003 until midnight PDT on Friday, October 31, 2003. The replay number is 800/568-9796 and the access code is 3703. Investors can also access the live conference call and the conference call replay, as well as view this press release, through the investor relations link on the Western Wireless website at www.wwireless.com.

     About Western Wireless Corporation

     Western Wireless Corporation, located in Bellevue, Washington, serves over 1.2 million subscribers in 19 western states under the Cellular One® and Western Wireless® brand names. Through its subsidiaries and operating joint ventures, Western Wireless is licensed to offer service in eight foreign countries.

     This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Such statements are inherently subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These factors include general economic and business conditions nationally, internationally and in the regions and countries in which we operate; demographic changes; technology changes; increased competition; changes in business strategy or development plans; our high leverage and our ability to access capital markets; our ability to attract and retain qualified personnel; existing governmental regulations and changes in, or the failure to comply with, governmental regulations; our ability and the cost of acquiring additional spectrum licenses; and product liability and other claims asserted against us. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s public offering prospectuses and its reports filed with the Securities and Exchange Commission. Given these factors, investors and analysts should not place undue reliance on forward-looking statements.

For further information contact:
Investment Community:	Media:
Steve Winslow	John Snyder
Western Wireless Corporation	Snyder Investor Relations
(800) 261-5960	(206) 262-0291
steve.winslow@wwireless.com	jsnyder@snyderir.com

WESTERN WIRELESS CORPORATION
Condensed Consolidating Statements of Operations
(Dollars in thousands, except per share data)

	Three months ended September 30, 2003			Three months ended September 30, 2002

	Domestic	International	Consolidated	Domestic	International	Consolidated

Revenues:
Subscriber revenues	$187,109	$107,288	$294,397	$156,233	$50,905	$207,138
Roamer revenues	61,107	12,258	73,365	61,500	8,299	69,799
Fixed line revenues		13,686	13,686		14,257	14,257
Equipment sales	11,793	4,381	16,174	10,322	2,978	13,300
Other revenues	563	3,140	3,703	421	1,392	1,813

Total revenues	260,572	140,753	401,325	228,476	77,831	306,307

Operating expenses:
Cost of service (exclusive of depreciation and accretion included below)	44,495	65,006	109,501	46,781	46,238	93,019
Cost of equipment sales	24,110	17,418	41,528	19,771	8,877	28,648
General and administrative	48,404	20,271	68,675	37,533	18,611	56,144
Sales and marketing	31,007	21,242	52,249	30,719	13,001	43,720
Depreciation, amortization and accretion	53,506	17,383	70,889	49,281	11,347	60,628
Asset dispositions				(1,252)		(1,252)
Stock based compensation, net					(5,450)	(5,450)

Total operating expenses	201,522	141,320	342,842	182,833	92,624	275,457

Other income (expense):
Interest and financing expense, net	(28,801)	(14,420)	(43,221)	(26,726)	(12,118)	(38,844)
Equity in net income (loss) of unconsolidated affiliates, net of tax	(31)	935	904	(169)	2,086	1,917
Loss on extinguishment of debt	(16,910)	(4,310)	(21,220)
Other, net	706	(4,062)	(3,356)	(3,528)	(961)	(4,489)

Total other income (expense)	(45,036)	(21,857)	(66,893)	(30,423)	(10,993)	(41,416)

Minority interests in net loss of consolidated subsidiaries		153	153		1,472	1,472

Income (loss) from continuing operations before provision for income taxes	14,014	(22,271)	(8,257)	15,220	(24,314)	(9,094)
Provision for income taxes	(9,504)	(708)	(10,212)	(6,323)	(687)	(7,010)

Income (loss) from continuing operations	4,510	(22,979)	(18,469)	8,897	(25,001)	(16,104)
Discontinued operations					1,381	1,381

Net income (loss)	$4,510	$(22,979)	$(18,469)	$8,897	$(23,620)	$(14,723)

Basic and diluted loss per share:
Continuing operations			$(0.23)			$(0.20)
Discontinued operations						0.01

Basic and diluted loss per share			$(0.23)			$(0.19)

Weighted average shares outstanding:
Basic and diluted			79,313,000			78,969,000

Adjusted EBITDA (1)	$112,556	$16,816	$129,372	$93,672	$(8,896)	$84,776

(1)	See “Adjustments To Reconcile Net Income (Loss) To Adjusted EBITDA”

WESTERN WIRELESS CORPORATION
Condensed Consolidating Statements of Operations
(Dollars in thousands, except per share data)

	Nine months ended September 30, 2003			Nine months ended September 30, 2002

	Domestic	International	Consolidated	Domestic	International	Consolidated

Revenues:
Subscriber revenues	$523,362	$268,262	$791,624	$453,910	$144,637	$598,547
Roamer revenues	163,990	35,643	199,633	173,351	21,503	194,854
Fixed line revenues		43,377	43,377		41,256	41,256
Equipment sales	32,257	10,193	42,450	31,210	8,294	39,504
Other revenues	2,217	8,430	10,647	3,873	3,548	7,421

Total revenues	721,826	365,905	1,087,731	662,344	219,238	881,582

Operating expenses:
Cost of service (exclusive of depreciation and accretion included below)	127,224	181,758	308,982	137,272	133,929	271,201
Cost of equipment sales	65,239	46,074	111,313	57,503	25,026	82,529
General and administrative	127,956	61,035	188,991	110,368	53,861	164,229
Sales and marketing	85,959	64,605	150,564	86,673	41,801	128,474
Depreciation, amortization and accretion	158,255	50,057	208,312	145,973	32,476	178,449
Asset dispositions	7,640		7,640	6,304		6,304
Stock based compensation, net					(5,450)	(5,450)

Total operating expenses	572,273	403,529	975,802	544,093	281,643	825,736

Other income (expense):
Interest and financing expense, net	(74,833)	(44,306)	(119,139)	(83,761)	(33,092)	(116,853)
Equity in net income (loss) of unconsolidated affiliates, net of tax	(370)	1,919	1,549	(508)	4,913	4,405
Gain (loss) on sale of Croatian joint venture	(1,574)	42,093	40,519
Loss on extinquishment of debt	(16,910)	(4,310)	(21,220)
Other, net	5,397	(1,975)	3,422	(1,403)	(1,450)	(2,853)

Total other income (expense)	(88,290)	(6,579)	(94,869)	(85,672)	(29,629)	(115,301)

Minority interests in net loss of consolidated subsidiaries		4,196	4,196		7,297	7,297

Income (loss) from continuing operations before provision for income taxes and cumulative change in accounting principle	61,263	(40,007)	21,256	32,579	(84,737)	(52,158)
Provision for income taxes	(19,349)	(2,098)	(21,447)	(114,101)	(1,897)	(115,998)

Income (loss) from continuing operations before cumulative change in accounting principle	41,914	(42,105)	(191)	(81,522)	(86,634)	(168,156)
Discontinued operations					5,408	5,408
Cumulative change in accounting principle	(1,189)	(1,042)	(2,231)

Net income (loss)	$40,725	$(43,147)	$(2,422)	$(81,522)	$(81,226)	$(162,748)

Basic and diluted loss per share:
Continuing operations before cumulative change in accounting principle			$(0.00)			$(2.13)
Discontinued operations						0.07
Cumulative change in accounting principle			(0.03)

Basic and diluted loss per share			$(0.03)			$(2.06)

Weighted average shares outstanding:
Basic and diluted			79,266,000			78,950,000

Adjusted EBITDA (1)	$315,448	$12,433	$327,881	$270,528	$(35,379)	$235,149

(1)	See “Adjustments To Reconcile Net Income (Loss) To Adjusted EBITDA”

WESTERN WIRELESS CORPORATION
Adjustments to Reconcile Net Income (Loss) to Adjusted EBITDA
(Dollars in thousands)

	Three months ended September 30,

	2003			2002

	Domestic	International	Consolidated	Domestic	International	Consolidated

Net income (loss)	$4,510	$(22,979)	$(18,469)	$8,897	$(23,620)	$(14,723)
Depreciation, amortization and accretion	53,506	17,383	70,889	49,281	11,347	60,628
Asset dispositions				(1,252)		(1,252)
Stock based compensation, net					(5,450)	(5,450)
Interest and financing expense, net	28,801	14,420	43,221	26,726	12,118	38,844
Equity in net (income) loss of unconsolidated affiliates, net of tax and other, net	(675)	3,127	2,452	3,697	(1,125)	2,572
(Gain) loss on sale of joint venture
Loss on extinguishment of debt	16,910	4,310	21,220
Minority interests in net loss of consolidated subsidiaries		(153)	(153)		(1,472)	(1,472)
Provision for income taxes	9,504	708	10,212	6,323	687	7,010
Discontinued operations					(1,381)	(1,381)
Cumulative change in accounting principle

Adjusted EBITDA	$112,556	$16,816	$129,372	$93,672	$(8,896)	$84,776

	Nine months ended September 30,

	2003			2002

	Domestic	International	Consolidated	Domestic	International	Consolidated

Net income (loss)	$40,725	$(43,147)	$(2,422)	$(81,522)	$(81,226)	$(162,748)
Depreciation, amortization and accretion	158,255	50,057	208,312	145,973	32,476	178,449
Asset dispositions	7,640		7,640	6,304		6,304
Stock based compensation, net					(5,450)	(5,450)
Interest and financing expense, net	74,833	44,306	119,139	83,761	33,092	116,853
Equity in net (income) loss of unconsolidated affiliates, net of tax and other, net	(5,027)	56	(4,971)	1,911	(3,463)	(1,552)
(Gain) loss on sale of joint venture	1,574	(42,093)	(40,519)
Loss on extinguishment of debt	16,910	4,310	21,220
Minority interests in net loss of consolidated subsidiaries		(4,196)	(4,196)		(7,297)	(7,297)
Provision for income taxes	19,349	2,098	21,447	114,101	1,897	115,998
Discontinued operations					(5,408)	(5,408)
Cumulative change in accounting principle	1,189	1,042	2,231

Adjusted EBITDA	$315,448	$12,433	$327,881	$270,528	$(35,379)	$235,149

     EBITDA is a non-GAAP financial measure generally defined as net income (loss) before interest, taxes, depreciation and amortization. We use the non-GAAP financial measure “Adjusted EBITDA” which further excludes the following items: (i) accretion; (ii) asset dispositions; (iii) stock based compensation, net; (iv) equity in net (income) loss of unconsolidated affiliates, net of tax and other, net; (v) (gain) loss on sale of joint venture; (vi) loss on extinguishment of debt; (vii) minority interests in net loss of consolidated subsidiaries; (viii) discontinued operations; and (ix) cumulative change in accounting principle. Each of these items is presented in our Condensed Consolidating Statements of Operations.

     Other companies in the wireless industry may define Adjusted EBITDA in a different manner or present other varying financial measures, and, accordingly, the Company’s presentation may not be comparable to other similarly titled measures of other companies. The Company’s calculation of Adjusted EBITDA is also not directly comparable to EBIT (earnings before interest and taxes) or EBITDA.

     The Company views Adjusted EBITDA as an operating performance measure and, as such, believes that the GAAP financial measure most directly comparable to Adjusted EBITDA is net income (loss). The Company has presented Adjusted EBITDA because this financial measure, in combination with other financial measures, is an integral part of the Company’s internal reporting system utilized by management to assess and evaluate the performance of its business. Adjusted EBITDA is also considered a significant performance measure. It is used by management as a measurement of the Company’s success in obtaining, retaining and servicing customers by reflecting the Company’s ability to generate subscriber revenue while providing a high level of customer service in a cost effective manner. The components of Adjusted EBITDA include the key revenue and expense items for which the Company’s operating managers are responsible and upon which the Company evaluates their performance.

     Adjusted EBITDA is consistent with certain financial measures used in the Company’s Credit Facility and 9.250% Senior Notes due 2013. Such financial measures are key components of several negative covenants including, among others, the limitation on incurrence of indebtedness, the limitations on investments and acquisitions and the limitation on distributions and dividends.

     Adjusted EBITDA should not be construed as an alternative to net income (loss), as determined in accordance with GAAP, as an alternative to cash flows from operating activities, as determined in accordance with GAAP, or as a measure of liquidity. The Company believes Adjusted EBITDA is useful to investors as a means to evaluate the Company’s operating performance prior to financing costs, deferred tax charges, non-cash depreciation and amortization expense and certain other non-cash charges. Although Adjusted EBITDA may be defined differently by other companies in the wireless industry, the Company believes that Adjusted EBITDA provides some commonality of measurement in analyzing operating performance of companies in the wireless industry.

WESTERN WIRELESS CORPORATION
Adjustments to Reconcile Net Cash Provided By (Used In) Operating Activities to Free Cash Flow
(Dollars in thousands)

	Three months ended September 30,

	2003			2002

	Domestic	International	Consolidated	Domestic	International	Consolidated

Net cash provided by (used in) operating activities	$95,348	$12,886	$108,234	$56,085	$(30,724)	$25,361
Purchase of property and equipment	(37,737)	(10,080)	(47,817)	(40,409)	(21,791)	(62,200)
Interest and financing expense, net	28,801	14,420	43,221	26,726	12,118	38,844
Non-cash interest		(2,526)	(2,526)		(2,094)	(2,094)
Interest allocation	10,443	(10,443)		9,768	(9,768)
Changes in operating assets and liabilities	(21,024)	5,890	(15,134)	922	21,122	22,044
Cash paid for taxes		708	708		687	687
Other, net	(1,012)	(4,119)	(5,131)	171	(237)	(66)

Free cash flow	$74,819	$6,736	$81,555	$53,263	$(30,687)	$22,576

Net cash used in investing activities			$(28,126)			$(67,063)

Net cash provided by (used in) financing activities			$(222,113)			$35,136

	Nine months ended September 30,

	2003			2002

	Domestic	International	Consolidated	Domestic	International	Consolidated

Net cash provided by (used in) operating activities	$221,856	$21,003	$242,859	$173,492	$(56,447)	$117,045
Purchase of property and equipment	(102,042)	(45,614)	(147,656)	(106,152)	(114,306)	(220,458)
Interest and financing expense, net	74,833	44,306	119,139	83,761	33,092	116,853
Non-cash interest		(7,910)	(7,910)		(4,671)	(4,671)
Interest allocation	31,380	(31,380)		26,506	(26,506)
Changes in operating assets and liabilities	(9,914)	(11,695)	(21,609)	(7,336)	16,759	9,423
Cash paid for taxes		2,098	2,098		1,897	1,897
Other, net	(2,707)	(3,989)	(6,696)	(5,895)	497	(5,398)

Free cash flow	$213,406	$(33,181)	$180,225	$164,376	$(149,685)	$14,691

Net cash used in investing activities			$(59,430)			$(250,300)

Net cash provided by (used in) financing activities			$(138,132)			$120,563

     Free cash flow is a non-GAAP financial measure which the Company defines as net cash provided by (used in) operating activities; (i) less purchase of property and equipment; (ii) adding back interest and financing expense, net; (iii) less non-cash interest; and (iv) adjusting for changes in operating assets and liabilities, cash paid for taxes and other, net.

     The Company views free cash flow as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to free cash flow is net cash provided by (used in) operating activities. The Company has presented free cash flow because this financial measure, in combination with other financial measures, is an integral part of the Company’s internal reporting system. The Company believes the ability of a company in the wireless industry to generate positive free cash flow has a positive impact on shareholder value. Free cash flow provides an important measurement of the cash generated by the Company after capital reinvestment in its business and is an indicator of the Company’s ability to service its long-term debt and other corporate cash requirements. Free cash flow does not include expenditures for domestic taxes as the Company currently has significant accumulated net operating losses and does not believe it will pay cash domestic income taxes in the near future.

     Free cash flow should not be construed as an alternative to net income (loss), as determined in accordance with GAAP, or as an alternative to net cash provided by (used in) operating activities, as determined in accordance with GAAP. The Company believes free cash flow is useful to investors as a means to evaluate the cash-generating capabilities of the Company, as recurring capital expenditures are required in the wireless industry to sustain its subscriber base and revenue growth. Further, the Company considers trends in free cash flow when making decisions regarding the allocation of financial resources.

WESTERN WIRELESS CORPORATION
Selected Domestic Operating Statistics

	As of and for the
	Three months ended September 30,

	2003	2002

Licensed population(1)	10,373,000	10,575,000
Subscribers	1,246,100	1,176,100
Average monthly subscriber revenue(2)	$50.35	$44.48
Average monthly service revenue(3)	$66.95	$62.11
Average monthly cost of serving a subscriber:(4)
- per subscriber	$25.00	$24.01
- per minute of use	$0.045	$0.053
Cost per gross subscriber addition(5)	$391	$402
Churn	2.4%	2.5%
Subscriber minutes of use	478	379
Capital expenditures (000’s)	$37,737	$40,409

(1)	Population for 2003 is estimated based upon 2002 Claritas, Inc. estimates and is adjusted by Western Wireless by applying Claritas’s positive and negative growth factors.

(2)	Average monthly subscriber revenue is determined by dividing subscriber revenue for the period by average subscribers for the period (the sum of beginning subscribers and ending subscribers, divided by two), and dividing that result by the number of months in the period.

(3)	Average monthly service revenue is determined by dividing service revenues for the period by average subscribers for the period and dividing that result by the number of months in the period. Service revenues include subscriber, roamer and other revenues.

(4)	Average monthly cost of serving a subscriber is determined by dividing total service costs (cost of service plus general and administrative expense) by average subscribers for the period, and dividing that result by the number of months in the period.

(5)	Cost per gross subscriber addition is determined by dividing the sum of sales and marketing costs and cost of equipment sales, reduced by equipment sales, by the number of gross subscriber additions for the period.